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                                                                    Exhibit 8.01

                                  TAX OPINION

                [Letterhead of Wachtell, Lipton, Rosen & Katz]



                                 June 1, 1998



Household International, Inc.
2700 Sanders Road
Prospect Heights, Illinois 60070

Ladies/Gentlemen:

     We have acted as special counsel to Household International, Inc., a Delaware corporation ("Household"), in connection with the proposed merger (the "Merger") of Household Acquisition Corporation II, a Delaware corporation and wholly-owned subsidiary of Household ("HAC"), with and into Beneficial Corporation, a Delaware corporation ("Beneficial"), upon the terms and conditions set forth in the Agreement and Plan of Merger, dated as of April 7, 1998, by and among Household, HAC and Beneficial (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion pursuant to Item 601(b)(8) of Regulation S-K.

     For purposes of the opinion set forth below, we have relied, with the consent of Household and HAC and the consent of Beneficial, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Household and HAC and of Beneficial, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have further assumed

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Household International, Inc.
June 1, 1998
Page 2


that all such statements and representations qualified by the best knowledge and belief of Household, HAC or Beneficial will be complete and accurate as of the Effective Time as though not so qualified. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement-Prospectus included therein (the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement.

     Based upon and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that, accordingly:

               (i) no gain or loss will be recognized by Household, Merger Sub, or Beneficial as a result of the Merger;

               (ii) no gain or loss will be recognized by the holders of Beneficial Common Stock and Beneficial Convertible Preferred Stock who exchange all of their Beneficial Common Stock and Beneficial Convertible Preferred Stock solely for Household Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Household Common Stock);

               (iii) the aggregate tax basis of the Household Common Stock received by holders of Beneficial Common Stock and Beneficial Convertible Preferred Stock who exchange all of their Beneficial Common Stock and Beneficial Convertible Preferred Stock solely for Household Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Beneficial Common Stock and Beneficial Convertible Preferred Stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in Household Common Stock for which cash is received); and

                (iv) the tax holding period of Household Common Stock received in the Merger (including fractional share interests deemed received and redeemed) will include the holder's holding period in the Beneficial Common Stock or Beneficial Convertible Preferred Stock surrendered in exchange therefor.

     This opinion does not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Beneficial Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Beneficial Stock as part of a hedge, straddle or conversion transaction). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "SUMMARY -- Certain U.S. Federal Income Tax Consequences", under the caption "THE MERGER -- Certain U.S. Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                       Very truly yours,
                                       /s/ Wachtell, Lipton, Rosen & Katz